EXHIBIT 10.3

 EXCLUSIVE PATENT LICENSE AGREEMENT

BETWEEN

ANALOG SCIENCES, INC.

AND

ARTELO BIOSCIENCES, INC.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.

[***] INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.EXCLUSIVE PATENT LICENSE AGREEMENT

This exclusive license agreement (“Agreement”) is effective March 24, 2017 (“Effective Date”), by and between (a) Analog Biosciences, Inc. (“Licensor”), a Nevada corporation, having an office at 1340 Specialty Dr., Ste i, Vista, CA 92081, and (b) Artelo Biosciences, Inc. (“Licensee”), a Nevada corporation having a principal place of business at 564 Wedge Lane, Fernley, NV 89408. Licensor and Licensee may be referred to herein, on occasion, individually as “Party” or collectively as “Parties”.

RECITALS

Whereas, Licensor has an assignment of title to the invention entitled [****] (the “Invention”), invented by [****], and to the patents and patent applications under Patent Rights as defined below, which are directed to the Invention;

Whereas, Licensor and Licensee desire to have the Invention developed and commercialized so that products resulting therefrom may be available for public use and benefit; and

Whereas, Licensee desires to acquire, and Licensor desires to grant, a license under Patent Rights to make, use, sell, offer for sale, and import products, methods, and services in accordance with the terms herein.

Now, therefore, the Parties agree as follows:

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1. DEFINITIONS

1.1 “Affiliate” of Licensee (or of a Sublicensee, respectively) means any entity that, as of the applicable point in time during the term of this Agreement, directly or indirectly Controls Licensee (or a Sublicensee, respectively), is Controlled by Licensee (or a Sublicensee, respectively), or is under common Control with Licensee (or a Sublicensee, respectively). “Control” means (a) having the actual, present capacity to elect a majority of the directors of such entity, (b) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors of such entity, or (c) in any country where the local law will not permit foreign equity participation of a majority of the outstanding stock or voting rights of such entity, the ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 “Licensed Field of Use” means all fields of use covered by the Patent Rights.

1.3 “Licensed Method” means any process or method the use or practice of which, (a) but for the license granted pursuant to this Agreement, would infringe, or contribute to or induce the infringement of, a Valid Claim of any issued, unexpired patent under Patent Rights, or (b) is covered by a claim in a pending patent application under Patent Rights. As used in Subparagraph (b) of this Paragraph 1.3, “covered by a claim in a pending patent application” means that such use or practice would, but for the license granted pursuant to this Agreement, constitute infringement, contributory infringement, or inducement of infringement, of such claim if such claim were issued.

1.4 “Licensed Product” means any product, material, kit, or other article of manufacture or composition of matter, the making, use, Sale, offer for Sale, or import of which (a) but for the license granted pursuant to this Agreement, would infringe, or contribute to or induce the infringement of, a Valid Claim of any issued, unexpired patent under Patent Rights, or (b) is covered by a claim in a pending patent application under Patent Rights. As used in Subparagraph (b) of this Paragraph 1.4, “covered by a claim in a pending patent application” means that such making, use, Sale, offer for Sale, or import would, but for the license granted pursuant to this Agreement, constitute infringement, contributory infringement, or inducement of infringement, of such claim if such claim were issued.

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1.5 “Licensed Service” means a service provided using Licensed Products or Licensed Methods, including, without limitation, any such service provided in the form of contract research or other research performed by Licensee on behalf of a third party.

1.6 “Licensed Territory” means the United States and its territories and possessions, and any foreign countries where Patent Rights exist.

1.7 “Net Sales” means the gross invoice price charged by, and the value of non-cash consideration owed to, Licensee or a Sublicensee for Sales of Licensed Products and Licensed Services, less the sum of the following actual and customary deductions to the extent applicable: (a) cash, trade or quantity discounts; (b) sales, use, tariff, import or export duties, or other excise taxes, when included in Sales, but not value-added taxes assessed on (or income taxes derived from) such Sales; and (c) allowances or credits to customers because of rejections or returns. For purposes of calculating Net Sales, a Sale by Licensee to a Sublicensee for end use by the Sublicensee will be treated as a Sale at Licensee’s list price.

1.8 “Patent Rights” means Licensor' rights in the claims of the following: [****] and assigned to Licensor; continuing applications thereof, including divisions, substitutions, extensions and continuation-in-part applications; patents issuing on said applications or continuing applications; reissues of such patents; and corresponding foreign patents or applications of any of the foregoing.

1.9 “Sale” means the act of selling, leasing, or otherwise transferring or providing Licensed Products and Licensed Services for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or caused to be made a Sale.

1.10 “Sublicense” means a sublicense under this Agreement.

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1.11 “Sublicensee” means a sublicensee under this Agreement.

1.12 “Sublicense Agreement” means a sublicense agreement under this Agreement.

1.13 “Valid Claim” means a claim of a patent in any country, which claim (a) has not expired and (b) has not been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

2. GRANT

2.1 Subject to the limitations set forth in this Agreement, including, without limitation, the rights reserved in Paragraph 2.2, Licensor hereby grants to Licensee an exclusive license under Patent Rights, in the Licensed Field of Use in the Licensed Territory, (a) to make, use, offer for Sale, import, and Sell Licensed Products and Licensed Services, and (b) to practice Licensed Methods.

2.2 Licensor reserves the right to do any one or more of the following:

(a) publish any technical data resulting from research performed by Licensor relating to the Invention;

(b) make, use, and import the Invention and associated technology for educational and research purposes;

(c) practice Patent Rights for educational and research purposes, including in order to make, use, and import products, and in order to use and practice methods; and

(d) allow other educational and non-profit institutions to do any one or more of the activities of Subparagraphs (a), (b), and (c) of this Paragraph 2.2, for educational and research purposes.

3. SUBLICENSES

3.1 Licensor hereby further grants to Licensee the right to grant to Affiliates of Licensee, to Affiliates of Sublicensees, and to third parties a Sublicense under the rights granted to Licensee hereunder, provided that Licensee has exclusive rights under this Agreement at the time of the grant of the Sublicense. Every Sublicense will include:

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(a) a statement setting forth the date upon which Licensee's exclusive license rights hereunder will expire;

(b) a provision requiring the performance by the Sublicensee of all the obligations owed by Licensee to Licensor under this Agreement other than those rights and obligations specified in Paragraph 5.3 (Minimum Annual Royalty);

(c) a provision requiring payment of royalties to Licensee in an amount sufficient to permit Licensee to meet Licensee’s royalty obligations to Licensor at the rates and bases set forth in this Agreement;

(d) a prohibition on the grant of further Sublicenses; and

(e) a provision imposing on the Sublicensee the same obligation of indemnification which Licensee has under Article 18 (Indemnification).

3.2 Licensee will pay to Licensor twenty-five percent (25%) of any cash consideration, and of the cash equivalent of all other consideration, which is due to Licensee for the grant of rights under a Sublicense, excluding payments due to Licensee as a royalty based on Sales by the Sublicensee. Payment owed to Licensor under this Paragraph 3.2 is in addition to payments owed by Licensee to Licensor as Earned Royalties under Paragraph 4.1 below based on Sales by the Sublicensee.

3.3 Within thirty (30) days of execution of each Sublicense Agreement, or amendment thereof, Licensee will inform Licensor of such executed Sublicense Agreement or amendment, and Licensee will furnish to Licensor a copy of such Sublicense Agreement or amendment.

3.4 Affiliates of Licensee and Affiliates of Sublicensees will have no licenses under Patent Rights except as granted by Licensee in a Sublicense pursuant to this Agreement.

3.5 For the purposes of this Agreement, the operations of Sublicensees under their respective Sublicense Agreements will be deemed to be the operations of Licensee, for which Licensee will be responsible.

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3.6 Licensee will collect and guarantee payment of all monies and other consideration due Licensor under this Agreement from Sublicensees.

3.7 Upon termination of this Agreement for any reason, at Licensor' discretion, all Sublicenses that are granted by Licensee pursuant to this Agreement, where the Sublicensee is in compliance with its Sublicense Agreement as of the date of such termination, will remain in effect and will be assigned to Licensor, except that Licensor will not be bound to perform any obligations set forth in any Sublicenses that extend beyond the obligations of Licensor set forth in this Agreement.

4. ROYALTIES

4.1 Licensee will pay to Licensor earned royalties (“Earned Royalties”) at the rate of [****] ([****]%) of the Net Sales of all Licensed Products and Licensed Services.

4.2 Earned Royalties accruing to Licensor will be paid to Licensor, to be accompanied by the corresponding royalty report as required in Paragraph 6.4, quarterly within sixty (60) days after the end of each calendar quarter as follows: May 31 (for first quarter), August 31 (for second quarter), November 30 (for third quarter), and February 28 (for fourth quarter).

4.3 Beginning May 2, 2021, and in each calendar year thereafter, Licensee will pay to Licensor a minimum annual royalty (“Minimum Annual Royalty”) of [****] dollars ($[****]) for the life of this Agreement. The Minimum Annual Royalty will be paid to Licensor by May 2 of each year and will be credited against the Earned Royalties due and owing for the calendar year for which the Minimum Annual Royalty is made.

4.4 All payments due Licensor will be payable in United States dollars. When Licensed Products and Licensed Services are Sold for monies other than United States dollars, Earned Royalties will first be determined in the foreign currency of the country in which the Sale was made and then converted into equivalent United States dollars. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

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4.5 Earned Royalty payments due to Licensor for Sales occurring in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income. Licensee will also be responsible for all bank transfer charges for payments to Licensor.

4.6 Licensee will make all payments under this Agreement either by check or electronic transfer, payable to “Analog Biosciences, Inc.” and Licensee will forward such payments to Licensor at the address shown in Paragraph 20.1.

4.7 If any patent or patent application, or any claim thereof, included within Patent Rights expires, or is held invalid or unpatentable in a final decision by a court of competent jurisdiction and last resort and from which no appeal has been or can be taken, all obligations to pay Earned Royalties based on such patent, patent application, or claim will cease as of the date of such expiration or final decision. Licensee will not, however, be relieved from paying any Earned Royalties that accrued before such expiration or final decision or that are based on another patent, patent application, or claim within Patent Rights which is not expired, or which is not held invalid or unpatentable in such final decision.

5. DILIGENCE

5.1 Licensee will diligently proceed with the development, manufacture, marketing, and Sale of Licensed Products and Licensed Services in quantities sufficient to meet the market demand.

5.2 In addition to Licensee’s obligations under Paragraph 5.1, Licensee will accomplish the following milestones in Licensee’s activities under this Agreement:

(a) Dose the first patient in a Phase III Clinical Trial or foreign equivalent using the Licensed Product within three (3) years of the Effective Date of this Agreement; and

(b) Obtain marketing authorization from the FDA or foreign equivalent for a Licensed Product within five (5) years of the Effective Date of this Agreement.

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5.3 As part of the consideration under this Agreement, Licensee shall pay to Licensor the following milestone payments:

(a) $[****] upon enrolling the first patient in a Phase III Clinical Trial or foreign equivalent using a Licensed Product; and

(b) $[****] upon obtaining marketing authorization from the FDA or foreign equivalent for each Licensed Product.

5.4 If Licensee is unable to meet any of its diligence obligations set forth in Paragraphs 5.1, 5.2 and 5.3, then Licensor will so notify Licensee of failure to perform. Licensee will have the right and option to extend the target date of any such diligence obligation for a period of six (6) months upon the payment of Five Thousand dollars ($5,000) within the thirty (30)-day period prior to the date to be extended, for each such extension option exercised by Licensee. Licensee may further extend the target date of any diligence obligation for an additional six (6) months upon payment of an additional Five Thousand dollars ($5,000). Additional extensions may be granted only by written agreement of the Parties. These payments are in addition to any other payments owed under this Agreement. Should Licensee opt not to extend the obligation or fail to meet the obligation by the extended target date, then Licensor will have the right and option either to terminate this Agreement or to reduce Licensee's exclusive license to a non-exclusive license. This right, if exercised by Licensor, supersedes the rights granted in Article 2 (Grant).

5.5 To exercise either the right to terminate this Agreement or to reduce the license to a non-exclusive license for lack of diligence under Paragraph 5.1, 5.2 or 5.3, Licensor will give Licensee written notice of the deficiency. Licensee thereafter will have sixty (60) days to cure the deficiency. If Licensor has not received satisfactory written evidence that the deficiency has been cured by the end of the sixty (60)-day period, then Licensor may, at its option, either terminate the Agreement or reduce Licensee's exclusive license to a non-exclusive license by giving written notice to Licensee. These notices will be subject to Article 20 (Notices).

6. PROGRESS AND ROYALTY REPORTS

6.1 For the six (6)-month period beginning March 24, 2021, within sixty (60) days of each June 30 and December 31 following the end of such six (6)-month period, Licensee will submit to Licensor a semi-annual progress report covering Licensee's activities related to the development and testing of Licensed Products, Licensed Services, and Licensed Methods, including the obtaining of necessary governmental approvals, if any, for marketing in the United States. These progress reports will be made until the first Sale occurs in the United States.

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6.2 Each progress report will be a sufficiently detailed summary of activities of Licensee and any Sublicensees so that Licensor may evaluate and determine Licensee’s progress in the development of Licensed Products, Licensed Services, and Licensed Methods, and in meeting Licensee’s diligence obligations under Article 5, and will include (but not be limited to) the following:

(a) summary of work completed and in progress;

(b) current schedule of anticipated events and milestones, including diligence milestones under Paragraph 5.2;

(c) anticipated market introduction dates for the Licensed Territory; and

(d) Sublicensees’ activities during the reporting period.

6.3 In Licensee’s progress report immediately subsequent to the first Sale of a Licensed Product or a Licensed Service by Licensee or by a Sublicensee, Licensee will report the date of such first Sale.

6.4 After the first Sale of a Licensed Product or a Licensed Service, Licensee will make quarterly royalty reports to Licensor, to be accompanied by the corresponding Earned Royalty payment as required in Paragraph 4.2, within sixty (60) days after the quarters ending March 31, June 30, September 30, and December 31, of each year. Each such royalty report will include at least the following:

(a) the volume of Licensed Products and Licensed Services Sold;

(b) gross revenue from Sale of Licensed Products and Licensed Services;

(c) Net Sales pursuant to Paragraph 1.7, and the calculation of Net Sales, including all deductions taken, so that Licensor can confirm the calculation;

(d) total Earned Royalties due Licensor; and

(e) names and addresses of Sublicensees for any new Sublicenses entered into during the reporting quarter.

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6.5 If no Sales of Licensed Products or Licensed Services have occurred during the report period, the royalty report will contain a statement to this effect.

7. BOOKS AND RECORDS

7.1 Licensee will keep full, true, and accurate books of accounts containing all particulars that may be necessary for the purpose of showing (a) the amount of Earned Royalties payable to Licensor, and (b) Licensee’s compliance with obligations under this Agreement. For five (5) years following the end of the calendar year to which they pertain, said books and the supporting data will be open, during normal business hours upon reasonable notice, to the inspection and audit by representatives of Licensor for the purpose of verifying Licensee's royalty reports or compliance in other respects with this Agreement. Such representatives will be required to hold all information in confidence except as necessary to communicate Licensee's non-compliance with this Agreement to Licensor.

7.2 The fees and expenses of Licensor' representatives performing such an examination will be borne by Licensor, provided that if an error in underpaid royalties to Licensor of more than five percent (5%) of the total Earned Royalties due for any year is discovered, then the fees and expenses of these representatives in conducting such examination will be borne by Licensee.

8. LIFE OF THE AGREEMENT

8.1 Unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will be in effect from the Effective Date and will remain in effect for the life of the last-to-expire patent or last-to-be-abandoned patent application licensed under this Agreement, whichever is later.

8.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following:

Article 1 Definitions

Article 3 Sublicenses

Article 7 Books and Records

Article 8 Life of the Agreement

Article 11 Disposition of Licensed Products Upon Termination

Article 14 Use of Names and Trademarks

Article 15 Limited Warranties

Article 17 Indemnification

Article 21 Notices

Article 22 Payments

Article 24 Confidentiality

Article 27 Applicable Law; Venue; Attorneys’ Fees

Article 28 Scope of Agreement

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8.3 Any termination of this Agreement will not relieve Licensee of Licensee’s obligation to pay any payment due or owing at the time of such termination and will not relieve any obligations, owed by either Party to the other Party, established prior to termination.

9. TERMINATION BY LICENSOR

9.1 If Licensee should violate or fail to perform any term of this Agreement, then Licensor may give written notice of such default (“Notice of Default”) to Licensee. If Licensee should fail to repair such default within sixty (60) days of the effective date of such notice, Licensor will have the right to terminate this Agreement and the licenses herein by a second written notice (“Notice of Termination”) to Licensee. If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of such notice. Such termination will not relieve Licensee of Licensee’s obligation to pay any royalty or license fees owing at the time of such termination and will not impair any accrued rights of Licensor. These notices will be subject to Article 20 (Notices).

9.2 Notwithstanding Paragraph 9.1, this Agreement will terminate immediately, if Licensee files a claim including in any way the assertion that any portion of Patent Rights is invalid or unenforceable, where the filing of such claim is by Licensee, by a third party on behalf of Licensee, or by a third party at the urging of Licensee.

9.3 Notwithstanding Paragraph 9.1, this Agreement will terminate immediately in the event of the filing of a petition for relief under the United States Bankruptcy Code by or against Licensee as a debtor or alleged debtor.

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10. TERMINATION BY LICENSEE

10.1 Licensee will have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to Licensor. Such notice of termination will be subject to Article 20 (Notices) and such termination of this Agreement in whole or in part will be effective ninety (90) days after the effective date of such notice of termination.

10.2 Any termination pursuant to Paragraph 10.1 will not relieve Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Licensee or any payments made to Licensor hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of Licensor arising under this Agreement prior to such termination.

11. DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION

11.1 Upon termination of this Agreement, for a period of one hundred and twenty (120) days after the date of termination, Licensee may complete the making of, and may Sell, any partially made Licensed Products, and Licensee may continue the practice of Licensed Methods only to the extent necessary to do the foregoing; provided that all such Sales will be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

12. PATENT PROSECUTION AND MAINTENANCE

12.1 Licensor has or shall apply for, seek prompt issuance of and maintain during the term of this Agreement the Patent Rights in the United States and in such foreign countries as may be designated by Licensee in a written notice to Licensor within a reasonable time in advance of the required foreign filing dates. Licensee shall have the opportunity to advise and cooperate with Licensor in the prosecution, filing and maintenance of such patents. Licensor shall, at its exclusive authority and without participation of Licensee, select and retain legal counsel for prosecution of the Patent Rights. Licensee shall notify Licensor immediately if, at any time during the term of this Agreement, Licensee or any of its sublicensees does not qualify as a “small entity” as provided by the United States Patent and Trademark Office.

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12.2 All fees and costs, including attorneys’ fees, relating to the filing, prosecution, maintenance, and post grant proceedings relating to the Patent Rights shall be the responsibility of Licensee, whether incurred prior to or after the Effective Date. Such fees and costs incurred by Licensor prior to the Effective Date in the amount of $3,630.00 (“Pre-agreement Expenses”) are due on the Effective Date and shall be paid by Licensee to Licensor within ten (10) business days of the Effective Date. Fees and costs incurred after the Effective Date, or fees and costs incurred before the Effective Date which are not included in the Pre-agreement Expenses stated above, shall be paid by Licensee within thirty (30) days after receipt of Licensor’s invoice therefor. Additionally, Licensee shall be liable to Licensor for all of Licensor’s out-of-pocket filing, prosecution, and maintenance costs (including all attorneys’ fees and costs), for any and all patent prosecution and maintenance actions that will be taken by patent counsel after the term of this Agreement but in response to any instructions that were sent during the term of this Agreement from Licensor to patent counsel relating to the Patent Rights. Payments pursuant to this Section 12.2 are not creditable against royalties or any other payment due to Licensor under this Agreement.

13. MARKING

13.1 Licensee will mark all Licensed Products made, used, offered for Sale, imported, or Sold under this Agreement, or their containers, in accordance with applicable patent marking laws.

14. LIMITED WARRANTIES

14.1 Licensor warrants to Licensee that Licensor has the lawful right to grant this license.

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14.2 This license and the associated rights to the Invention are provided to Licensee WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT PRACTICE OF THE INVENTION OR PATENT RIGHTS (INCLUDING MAKING, USING, SELLING, OFFERING TO SELL, OR IMPORTING LICENSED PRODUCTS, LICENSED SERVICES, OR LICENSED METHODS) WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

14.3 IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR A SUBLICENSE, OR THE USE OF THE INVENTION, PATENT RIGHTS, LICENSED METHODS, LICENSED SERVICES, OR LICENSED PRODUCTS.

14.4 Nothing in this Agreement is or will be construed as:

(a) a warranty or representation by Licensor as to the patentability, validity, enforceability, or scope of Patent Rights;

(b) a warranty or representation that anything made, used, Sold, offered for Sale, or imported under any license granted in this Agreement is or will be free from infringement of patents of third parties;

(c) an obligation to bring or prosecute actions or suits against third parties for patent infringement;

(d) conferring by implication, estoppel, or otherwise any license or rights under any patent applications or patents of Licensor other than Patent Rights, regardless of whether such patent applications or patents are dominant or subordinate to Patent Rights; or

(e) an obligation to furnish any know-how not provided in the patents and patent applications under Patent Rights.

15. PATENT INFRINGEMENT

15.1 Licensee shall inform Licensor promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

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15.2 During the term of this Agreement, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights in the Field and in the Territory if Licensee has notified Licensor in writing of its intent to prosecute; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. In furtherance of such right, Licensor hereby agrees that Licensee may include Licensor as a party plaintiff in any such suit, without expense to Licensor. The total cost of any such infringement action commenced or defended solely by Licensee shall be borne by Licensee and Licensor shall receive a percentage of any recovery or damages for past infringement derived therefrom which is equal to the percentage royalty due Licensor under Article 4. Licensee shall indemnify Licensor against any order for costs that may be made against Licensor in such proceedings.

15.3 If within six (6) months after having been notified of any alleged infringement, Licensee shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Licensee shall notify Licensor at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensor shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and Licensor may, for such purposes, use the name of Licensee as party plaintiff. Licensor shall bear all costs and expenses of any such suit. In any settlement or other conclusion, by litigation or otherwise, Licensor shall keep any recovery or damages for past infringement derived therefrom.

15.4 In the event that a declaratory judgment action alleging invalidity or infringement of any of the Patent Rights shall be brought against Licensor, Licensee, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

15.5 In any infringement suit either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, information, samples, specimens, and other evidence upon request.

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16. INDEMNIFICATION

16.1 Licensee will, and will require Sublicensees to, indemnify, hold harmless, and defend Licensor and its officers, employees, and agents; sponsors of the research that led to the Invention; and the inventors of any patents and patent applications under Patent Rights and their employers; against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense. This indemnification will include, but not be limited to, any product liability.

17. COMPLIANCE WITH LAWS/EXPORT CONTROLS

17.1 Licensee will comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in Licensee’s use, manufacture, Sale, offer for Sale, or import of the Licensed Products or Licensed Services, or in Licensee’s practice of Licensed Methods. Without limitation, Licensee will observe all applicable United States and foreign laws and regulations governing the transfer to other countries of technical data related to Licensed Products, Licensed Services, or Licensed Methods.

18. GOVERNMENT APPROVAL OR REGISTRATION

18.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify Licensor if Licensee becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs, including fees, penalties, and all other out-of-pocket costs, associated with such reporting or approval process.

19. ASSIGNMENT

19.1 This Agreement is binding upon and will inure to the benefit of Licensor and to Licensor’ successors and assigns. This Agreement is personal to Licensee and assignable by Licensee only with the written consent of Licensor, provided that Licensee may, on written notice to Licensor, assign this Agreement, including, without limitation, all obligations owed to Licensor hereunder, to an acquiror of all or substantially all of Licensee's stock or assets.

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20. NOTICES

20.1 All notices under this Agreement will be deemed to have been fully given and effective when done in writing and (a) delivered in person, (b) mailed by registered or certified United States mail, or (c) deposited with a carrier service requiring signature by recipient, and addressed as follows:

To Licensor:

Analog Biosciences, Inc.

1340 Specialty Dr., Ste i

Vista, CA 92081

Attn.: Joshua S. Schoonover

To Licensee:

Artelo Biosciences, Inc.

888 Prospect Street, Suite 210

La Jolla, CA 92037

Attn: Greg Gorgas

Either Party may change its address upon written notice to the other Party.

21. PAYMENTS

21.1 Payments to Licensor will be made by check or bank wire transfer, to the following address:

Checks:

The address associated with Licensor in accordance with Section 20.1.

Bank wire (Licensee is responsible for all wire transfer fees):

TBD upon payment becoming due

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21.2 If monies owed to Licensor under this Agreement are not received by Licensor when due, Licensee will pay to Licensor interest charges at a rate of ten percent (10%) per annum. Such interest will be calculated from the date payment was due until actually received by Licensor. Such accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of Licensor related to such late payment. Acceptance of any late payment will not constitute a waiver under Article 22 (Waiver).

22. WAIVER

22.1 The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. None of the terms and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

23. CONFIDENTIALITY

23.1 With respect to disclosures by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) under this Agreement, the Receiving Party will, subject to Paragraphs 23.2 and 23.3, hold the Disclosing Party's proprietary business and technical information, patent prosecution material, and other proprietary information, including the negotiated terms of this Agreement (all such proprietary information referred to collectively herein as “Proprietary Information”), in confidence and against disclosure to third parties, with at least the same degree of care as the Disclosing Party exercises to protect the Disclosing Party’s own data and information of a similar nature. This obligation will expire five (5) years after the termination or expiration of this Agreement.

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23.2 With respect to Proprietary Information disclosed by the Disclosing Party to the Receiving Party, nothing contained herein will in any way restrict or impair the right of the Receiving Party to use, disclose, or otherwise deal with any information or data which:

(a) at the time of disclosure to the Receiving Party by the Disclosing Party is available to the public by publication or otherwise, or thereafter becomes available to the public by publication or otherwise through no act of the Receiving Party;

(b) the Receiving Party can show by written record was in the Receiving Party’s possession prior to the time of disclosure to the Receiving Party hereunder and was not acquired by the Receiving Party from the Disclosing Party;

(c) is independently made available to the Receiving Party without restrictions as a matter of right by a third party, as demonstrated by written record;

(d) is independently developed by employees or agents of the Receiving Party who did not have access to the information disclosed by the Disclosing Party, as demonstrated by written record; or

(e) is subject to disclosure under the California Public Records Act or other requirements of law.

23.3 Within fifteen (15) days following the effective date of termination or expiration of this Agreement, each Receiving Party agrees to destroy or return to the Disclosing Party Proprietary Information received from the Disclosing Party which is in the possession of the Receiving Party. However, each Receiving Party may retain one copy of Proprietary Information received from the Disclosing Party for archival purposes in non-working files for the sole purpose of verifying the ownership of the Proprietary Information, provided such Proprietary Information will be subject to the confidentiality provisions set forth in this Article 23 (Confidentiality). Subject to such right to retain for archival purposes, each Receiving Party agrees to provide to the Disclosing Party, within thirty (30) days following termination of this Agreement, a written notice that Proprietary Information received from the Disclosing Party has been returned or destroyed.

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24. SEVERABILITY

24.1 The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

25. APPLICABLE LAW; VENUE; ATTORNEYS’ FEES

25.1 This Agreement will be construed, interpreted, and applied in accordance with the laws of the State of California, excluding any choice-of-law rules that would direct the application of the laws of another jurisdiction, except that the scope and validity of any patent or patent application under Patent Rights will be determined by the applicable law of the country of such patent or patent application. Any legal action brought by one Party against the other Party relating to this Agreement will be conducted in San Diego, California. The prevailing Party in any such legal action under this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

26. SCOPE OF AGREEMENT

26.1 Neither Party will use this Agreement as a basis to invoke the CREATE Act, 35 U.S.C. 103(c), without the written consent of the other Party.

26.2 This Agreement incorporates the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, or understandings, whether oral or written, between the Parties relating to the subject matter hereof unless incorporated by reference herein.

26.3 This Agreement may be modified only by written amendment duly executed by the Parties.

26.4 Intentionally left blank.

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In witness whereof, the Parties have executed this Agreement in duplicate originals by their respective authorized officers or representatives on the respective dates below.

Licensor: Analog Biosciences, Inc.	Licensee: Artelo Biosciences, Inc.

/s/ Joshua S. Schoonover	/s/ Greg Gorgas
Authorized Signatory: Joshua S. Schoonover	Authorized Signatory: Greg Gorgas

Date: August 01, 2017	Date: August 1, 2017

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